                As filed with the Securities and
          Exchange Commission on June 17, 1997

                                  Registration No. 33- __________

               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549
               __________________________________

                            FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
               __________________________________

                       ENERGYNORTH, INC.
       (Exact name of issuer as specified in its charter)

       New Hampshire                         02-0363755
 (State or other jurisdiction of             (I.R.S
  Employer incorporation or organization)    Identification No.)

                   1260 Elm St., P.O. Box 329
              Manchester, New Hampshire 03105-0329
  (Address of Principal Executive Offices Including Zip Code)

     ENERGYNORTH, INC. DIRECTOR INCENTIVE COMPENSATION PLAN
                      (Full title of plan)

                       ROBERT R. GIORDANO
             President and Chief Executive Officer
                       EnergyNorth, Inc.
                          P.O. Box 329
              Manchester, New Hampshire 03105-0329
                         (603)625-4000
       (Name, address, including zip code, and telephone
       number, including area code, of agent for service)

             Copy to:  RICHARD A. SAMUELS, ESQUIRE
              McLane, Graf, Raulerson & Middleton
                    Professional Association
                  900 Elm Street, P.O. Box 326
              Manchester, New Hampshire 03105-0326
                ________________________________
    Approximate date of proposed sales pursuant to the Plan:
From time to time after the effective date of this Registration
Statement

                CALCULATION OF REGISTRATION FEE
________________________________________________________________________________

Title of                      Proposed Maximum    Proposed Maximum  Amount of
Securities To   Amount To Be  Aggregate Offering  Aggregate         Registration
Be Registered   Registered    Price Per Share     Offering Price    Fee
________________________________________________________________________________
Common Stock
par value $1.00 20,000        $22.0625            $441,250.00       $133.71

_______________________________
    1 Estimated solely for the purpose of calculating the Registration fee pursuant to Rule 457(h) on the basis of the average of the high and low reported sale prices of the registrant's Common Stock as quoted on the New York Stock Exchange on June 12, 1997.

                       ENERGYNORTH, INC.

                     Cross-Reference Sheet

                            Form S-8

Item in Part I of Form S-8              Location in the Prospectus

1.   Plan Information

     (a)  General  Plan                 Outside front cover page of
          Information                   prospectus; The Plan:  General;
                                        Purpose of the Plan; Effective
                                        Date and Expiration of the Plan

     (b)  Securities to                 The Plan: Stock Subject to
          be Offered                    Plan

     (c)  Directors Who May             The Plan: Eligibility and
          Participate in the Plan       Selection

     (d)  Purchase of Securities        The Plan: Stock Subject to the
          Pursuant to the Plan          Plan; Terms and Conditions
          and Payment for               of the Plan
          Securities Offered

     (e)  Resale Restrictions           The Plan:   Forfeiture and
                                        Restrictions on Transfer;
                                        Restrictions on Resale

     (f)  Tax Effects of Plan           Summary of Certain Tax
                                        Consequences

     (g)  Investment of Funds           Not applicable

     (h)  Withdrawal from the           The Plan:  Forfeiture and
          Plan; Assignment of           Restrictions on Transfer
          Interest

     (i)  Forfeitures and Penalties     The Plan:  Forfeiture and
                                        Restrictions on Transfer

     (j)  Charges and Deductions        The Plan:  Forfeiture and
          and Liens Therefor            Restrictions on Transfer

2.   Registrant Information             Certain Other Information
     and Employee Plan
     Annual Information

                       TABLE OF CONTENTS

                                                             Page


AVAILABLE INFORMATION                                           1

THE PLAN                                                        1
          General                                               1
          Purpose of Plan                                       1
          Effective Date and Expiration of the Plan             1
          Stock Subject to the Plan.                            1
          Administration                                        1
          Eligibility and Selection                             1
          Terms and Conditions of Plan                          2
          Forfeiture and Restrictions on Transfer               2
          Voting Rights and Dividends                           2
          Amendment, Suspension, and Termination of the Plan    2
          Directorship                                          2
          Indemnification of Committee                          2
          Restrictions on Resale                                3

SUMMARY OF CERTAIN TAX CONSEQUENCES                             3
          Federal Income Tax Consequences                       3
          State and Local Tax Consequences                      3
          General                                               3

PERIODIC REPORTS TO STOCKHOLDERS                                3

CERTAIN OTHER INFORMATION                                       4

                     AVAILABLE INFORMATION

     EnergyNorth, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; and at the Regional Offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, NY 10007. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company will provide without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of its most recent annual report to stockholders and any and all documents incorporated herein by reference (other than certain exhibits to such documents). See "Certain Other Information." Written requests should be directed to the Vice President and Chief Financial Officer, EnergyNorth Inc., P.O. Box 329, Manchester, New Hampshire 03105-0329. Telephone requests may be directed to
(603) 625-4000.

                            THE PLAN

General. The following description of the EnergyNorth, Inc. Director Incentive Compensation Plan (the "Plan") is intended to assist you in becoming familiar with the Plan, but does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, which may be examined at the Company's Human Resources Department. In the case of any conflict or apparent conflict between the following description and the full text of the Plan, the full text will control. Additional information about the Plan and the Plan administrators may be obtained from the Company's Human Resources Department at the above address and telephone number.

Purpose of Plan.  The Plan is intended to compensate Non-Employee
Directors of the Company ("Non-Employee Directors") based upon the performance of the Company with share ownership in the Company. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Effective Date and Expiration of the Plan. The Plan became effective on February 5, 1997 and will expire on September 30, 2006 ("Expiration Date").

Stock Subject to the Plan. A total of 20,000 shares of the Company's $1.00 par value Common Stock ("Shares") may be awarded under the Plan, which may be issued from authorized and unissued shares or purchased by the Company from Shares that are issued and outstanding.

Administration. The Plan is administered by the Compensation Committee of the Company's Board of Directors ("Committee"). The Committee has full power to construe and interpret the Plan and establish rules for its administration. Members of the Committee are elected by the Board of Directors at each annual meeting of the Board of Directors for terms of one year and until their successors are duly elected. Committee members may be removed from the Committee by the Board of Directors at any time. There are no material relationships between the members of the Committee and the employees, the Company, or affiliates of the Company, other than their capacity as directors of the Company.

Eligibility and Selection. All Non-Employee Directors who serve as Non-Employee Directors for the Company's entire fiscal year ("Plan Year") are eligible to receive awards of Shares granted pursuant to the Plan ("Incentive Awards"). Further, the Committee may select Non-Employee Directors who do not serve as

Non-Employee Directors for the entire Plan Year to be eligible to receive Incentive Awards. All Non-Employee Directors eligible to receive Incentive Awards pursuant to the foregoing requirements are referred to as "Participants".

Terms and Conditions of Plan. The Plan provides Participants with the opportunity to earn annual compensation, in the form of Incentive Awards, based upon performance criteria set forth in the Plan. The Plan establishes performance standards to measure the performance of the Company relative to other natural gas distribution companies selected by the Committee ("Peer Group") for their reasonable comparability to the Company. No Incentive Awards will be made if the total return on the Company's stock does not exceed the median total return of the Peer Group for the three (3) year period ending on the last day of the most recently concluded Plan Year. The Plan also sets earnings thresholds for each Plan Year based on a comparison of actual earnings of the Company for a Plan Year with the amount of dividends paid by the Company during the Plan Year. No Incentive Awards will be made if Company earnings, adjusted for items of income or expense that are determined by the Committee to be unusual or extraordinary and inappropriate to affect incentive compensation in a Plan Year, are below the total dividends on Company Common stock paid during the Plan Year.

     The Committee will determine whether the performance criteria set forth in the Plan has been satisfied in accordance with the provisions of the Plan within a reasonable time after all necessary information is available to the Committee following the end of each Plan Year, but in no event later than December 31 immediately following the end of the previous Plan Year. If the Committee determines that the performance criteria has been satisfied, each Participant will receive an Incentive Award, which will be awarded in the form of One Hundred (100) Shares, subject to approval by the full Board of Directors.

Forfeiture and Restrictions on Transfer. Shares awarded pursuant to Incentive Awards are not subject to forfeiture or transfer restrictions.

Voting Rights and Dividends. Participants have all rights of a shareholder with respect to Shares that are awarded upon the grant of the Shares, including the right to vote the Shares and to receive dividends and other distributions with respect to the Shares.

Amendment, Suspension, and Termination of the Plan. The Board of Directors of the Company may at any time suspend, reinstate, or terminate the Plan or make such changes in or additions to the Plan as it deems advisable without further action on the part of the shareholders of the Company, except that no such termination or amendment shall adversely affect or impair any right to receive Shares with respect to the Plan Years then ended or affect or impair then issued and outstanding Shares.

Directorship. Nothing in the Plan confers upon any director the right to his or her directorship.

Indemnification of Committee. In addition to other rights of indemnification as directors or otherwise, the members of the Committee will at all times be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the assertion of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they, or any of them, may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment in any such action, suit or proceeding, provided that within sixty (60) days after institution of such action, suit or proceeding, the Committee member shall make a written offer to the Company to handle and defend the same at its own expense.

Restrictions on Resale. In general, there are no restrictions on the resale of Shares awarded pursuant to an Incentive Award, except where a Participant may be deemed a "control person" of the Company. In the latter case, Shares may only be sold by a control person under an effective registration statement or pursuant to an exemption from registration under the Securities Act of 1933.


              SUMMARY OF CERTAIN TAX CONSEQUENCES


Federal Income Tax Consequences.

     The following discussion is based on the existing statutory provisions and the final and proposed regulations as currently applied by the Internal Revenue Service and is subject to changes that may be made to any applicable proposed regulations before they become final.

     Incentive Awards will be taxable as compensation income and, generally, will not be subject to withholding. Each Participant is responsible for the payment of taxes and making any necessary estimated tax payments. The amount of income recognized by a Participant will equal the fair market value of the Shares on the date that the Incentive Award is made. A Participant's basis in such shares will be equal to the amount of income recognized by the Participant. Any dividends paid on the Shares awarded to a Participant will be treated as dividend income to the Participant.

State and Local Tax Consequences.

     The consequences, under applicable state and local income tax laws, upon the grant of stock paid as Incentive Awards may not be the same as under the federal income tax laws. Generally, any dividends paid on the Shares awarded to a Participant who is a New Hampshire resident will be subject to the New Hampshire Interest and Dividends Tax.

     The Plan is not subject to Section 401(a) of the Internal
Revenue Code, which applies only to pension benefit plans.

General.

     The rules governing the tax treatment of Shares paid as Incentive Awards pursuant to the Plan are quite technical, so that the above description of federal, state and local tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretation, and their application may vary in individual circumstances. PARTICIPANTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO THEM.



                PERIODIC REPORTS TO STOCKHOLDERS

     The Company furnishes its stockholders with audited financial statements for each fiscal year and furnishes stockholders of record with summary unaudited financial results for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's stockholders generally, will also be furnished to all participants in the Plan.

                   CERTAIN OTHER INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the Common Stock offered under the Plan. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Plan, you are referred to the Registration Statement, including the exhibits thereto, and the documents incorporated therein by reference. All of these documents may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth on page 1 of this Prospectus. In addition, the Registration Statement, the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and any other documents required to be delivered to Participants are available, without charge, upon oral or written request to the Vice President and Chief Financial Officer, EnergyNorth Inc., 1260 Elm Street, Box 329, Manchester, New Hampshire 03105-0329 and telephone number (603) 625-4000.

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.   Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a)  Annual Report on Form 10-K for the Fiscal Year Ended
          September 30, 1996.

     (b)  Quarterly Report on Form 10-Q for the quarter ended March
          31, 1997.

     (c) The description of the Common Stock which is contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 6.   Indemnification of Directors and Officers

     New Hampshire Revised Statutes Annotated ("RSA") 293-A, Sections 8.51 through 8.58, empower a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with any civil or criminal suit or proceeding (other than a derivative action) to which they are parties or threatened to be made parties by reason of being directors or officers, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful). The power to indemnify in connection with an action or suit by or in the right of the corporation (a derivative action) is more limited. Indemnification against expenses actually and reasonably incurred is required if a director or officer is wholly successful in defense of an action, suit or proceeding of the type where indemnity is permitted by the statute. Unless ordered by a court, indemnification under the statute, other than mandatory indemnification against expenses, may be made only if a determination that indemnification is proper has been made by a prescribed vote of the board of directors, special legal counsel in certain cases, by the shareholders or by the prescribed vote of a committee duly designated by the board of directors, in certain cases. Indemnification provided for by RSA 293-A:8.50-8.58 is not exclusive and a corporation is empowered to maintain insurance on behalf of its directors and officers against any liability asserted against them in that capacity, whether or not the corporation would have the power under that section to indemnify them.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing or any existing arrangement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     The-bylaws of the Company provide that it shall indemnify any director or officer to the fullest extent allowed by law. The Company currently maintains insurance on behalf of its directors and officers against liability asserted against them in that capacity.

     Reference is made to Section 13 of the Registrant's Director
Incentive Compensation Plan, a copy of which is filed herewith.

Item 8.  Exhibits

     The exhibits listed on the Exhibit Index on page II-6 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.   Undertakings

3.        The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement

          i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Act");

          ii. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          iii. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1933 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manchester, and State of New Hampshire, on May 30, 1997.

                              ENERGYNORTH, INC.



                              By: /s/ Robert R. Giordano
                                  Robert R. Giordano, President and
                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                         Title                            Dated
            ---------                         -----                            -----

/s/Robert R. Giordano          President, Chief Executive Officer and   May 30, 1997
Robert R. Giordano             Director (Principal Executive Officer)

/s/Michelle L. Chicoine        Vice President and Chief Financial       May 29, 1997
Michelle L. Chicoine           Officer (Principal Financial Officer)

/s/David A. Skrzysowski        Vice President and Controller            June 3, 1997
David A. Skrzysowski           (Principal Accounting Officer)

/s/Sylvio L. Dupuis            Director                                 May 29, 1997
Sylvio L. Dupuis

/s/N. George Mattaini          Director                                 June 2, 1997
N. George Mattaini

/s/Edward T. Borer             Director                                 June 5, 1997
Edward T. Borer

/s/Roger C. Avery              Director                                 June 5, 1997
Roger C. Avery

/s/Richard J. Censits          Director                                 June 5, 1997
Richard J. Censits

/s/ Richard B. Couser          Director                                 June 4, 1997
Richard B. Couser

/s/Joan P. Cudhea              Director                                 June 7, 1997
Joan P. Cudhea

/s/Constance B. Girard-diCarlo Director                                 June 6, 1997
Constance B. Girard-diCarlo

/s/John E. Tulley, III         Director                                 June 6, 1997
John E. Tulley, III


     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manchester, State of New Hampshire, on May 29, 1997.

                              ENERGYNORTH, INC.
                              (Plan Administrator)



                              By: /s/ Sylvio L. Dupuis
                                  Sylvio L. Dupuis
                                  Director (Chairman, Compensation Committee)

                               INDEX OF EXHIBITS


Exhibit                Description of Exhibits
Number

4.1                    EnergyNorth, Inc. Articles of
                       Incorporation are incorporated by reference to
                       Exhibit 3.1 of the Registrant's Form 10-Q for the quarter ended March 31, 1996.

4.2                    Bylaws of EnergyNorth, Inc. are
                       incorporated by reference to Exhibit 4 of the Registrant's Post-Effective Amendment No.2 to Registration Statement on Form S-3, No. 33-58127 dated November 21, 1996.

4.3                    Rights Agreement, dated as of June 18,
                       1990, between the Registrant and State Street Bank & Trust Company is incorporated by reference to
                       Exhibit 1-2 to the Registrant's Registration
                       Statement on Form 8-A, dated June 18, 1990.

5                      Opinion of McLane, Graf, Raulerson &
                       Middleton, Professional Association re: Legality.

23.1                   Consent of McLane, Graf, Raulerson &
                       Middleton, Professional Association is contained in Exhibit 5 filed herewith.

23.2                   Consent of Arthur Andersen & Co.

99                     EnergyNorth Director Incentive
                       Compensation Plan is incorporated by reference to
                       Exhibit 10 of the Registrant's Form 10-Q for the quarter ended March 31, 1997.